NEWS RELEASE

FOR IMMEDIATE RELEASE

November 6, 2003

NORFOLK SOUTHERN REVIEWS STB RULING

NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) today announced that the Surface Transportation Board has issued a decision in Duke Energy Corp. v. Norfolk Southern Railway Company upholding as reasonable its common carrier rates on coal shipments to several of Duke Energy's facilities.  Norfolk Southern will comment further after it has had an opportunity to review the decision, including the invitation the Board extended to Duke Energy to invoke, if Duke Energy so chooses, the phase-in constraints of the Constrained Market Pricing Guidelines.

The Surface Transportation Board issued its decision on Thursday, November 6, and posted the decision on its website located at www.stb.dot.gov in the "Decisions & Notices" section.

Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in the Corporation's filings with the SEC) which could cause actual results to differ.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

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Media Contact:  Susan Terpay, Norfolk, 757-823-5204

Investor Contact: Leanne McGruder, Norfolk, 757-629-2861